Exhibit 10.1

EXCO RESOURCES, INC. RETENTION BONUS PLAN

August 4, 2011

This EXCO Resources, Inc. Retention Bonus Plan (this “Plan”) provides a cash bonus to certain employees of EXCO Resources, Inc. (the “Company”) to compensate our key employees for the excellent growth of the Company, for the time and effort expended on the strategic alternative process and to motivate, incentivize and retain our key employees going forward.

1.	Definitions.

“Change in Control” shall have the meaning assigned to such term in the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan; provided, however, a Change in Control shall not occur unless such event constitutes a “change in control” under Treasury Regulation 1.409A-3(i)(5).

“Total and Permanent Disability” shall have the meaning of “disability” provided for under Treasury Regulation 1.409A-3(i)(4)(i).

2.	Eligibility. Full-time salaried employees of the Company who are selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”), in its sole and absolute discretion, to participate in this Plan shall be eligible to receive a cash bonus under this Plan as provided in Section 3 below (the “Eligible Employees”).

3.	Bonus Amount. Each Eligible Employee shall be awarded a cash bonus determined as of the date of the award by the Committee in its sole and absolute discretion, less required withholdings (the “Bonus”), payable in accordance with the provisions of Section 4 below.

4.	Timing of Payment. Subject to the provisions of Section 5 below and except as otherwise provided herein, the Bonus shall be paid in three installments as follows: (a) twenty-five percent (25%) of the Bonus shall be paid in a lump sum on August 15, 2011, (b) an additional twenty-five percent (25%) of the Bonus shall be paid in a lump sum on August 15, 2012, and (c) the remaining fifty percent (50%) of the Bonus shall be paid in a lump sum on August 15, 2013 (each date, a “Payment Date”). Notwithstanding the foregoing, upon an Eligible Employee’s death, Total and Permanent Disability, or a Change in Control prior to any Payment Date, any unpaid portion of his or her Bonus shall be paid in a lump sum within thirty (30) days of the applicable event.

5.	Forfeiture. If an Eligible Employee ceases employment with the Company for any reason other than death, Total and Permanent Disability or a Change in Control prior to any Payment Date, the Eligible Employee shall forfeit any unpaid portion of the Bonus.

6.	General.

(a)	All expenses of administering this Plan will be borne by the Company.

(b)	No rights under this Plan, contingent or otherwise, will be transferable, assignable, or subject to any encumbrance, pledge or charge of any nature.

(c)	Neither the adoption of this Plan nor its operation will in any way affect the right and power of the Company to terminate the employment of any employee at any time.

7.	Section 409A. The Company intends this Plan, and any payments made pursuant to this Plan, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and agrees to interpret this Plan at all times in accordance with such intent.

The Committee, in its sole and absolute discretion, reserves the right to modify, amend, or terminate this Plan at any time and for any reason; provided, however, that no modification, amendment or termination shall adversely affect any rights of Eligible Employees or obligations of the Company to Eligible Employees with respect to any Bonuses previously awarded without the consent of the affected Eligible Employee.

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